Exhibit 99.1

NEWS RELEASE INVESTOR RELATIONS CONTACT: J. Eric Bjornholt – CFO.......................................(480) 792-7804

MICROCHIP TECHNOLOGY ANNOUNCES OFFERINGS OF SENIOR

SECURED NOTES AND SENIOR NOTES

CHANDLER, Arizona – May 26, 2020—Microchip Technology Incorporated (NASDAQ: MCHP) (“Microchip,” “we” or “our”) announced today that it has commenced offerings of $1.0 billion in aggregate principal amount of senior secured notes (the “Senior Secured Notes”) and $1.2 billion in aggregate principal amount of senior notes (the “Senior Notes” and, together with the Senior Secured Notes, the “Notes”). Microchip intends to use the net proceeds from offering of the Senior Secured Notes to repay in full all amounts outstanding under its senior secured bridge loan facility and to use the remainder of such net proceeds, together with the net proceeds from the offering of Senior Notes and cash on hand, to finance the cash portion of the consideration it will deliver in connection with exchanges of its outstanding 1.625% Convertible Senior Subordinated Notes due 2025 (the “2025 Notes”) and its outstanding 1.625% Convertible Senior Subordinated Notes due 2027 (the “2027 Notes”), for cash, which Microchip anticipates will be up to approximately $1.6 billion in the aggregate, representing the principal amount exchanged and accrued and unpaid interest thereon, and shares of Microchip’s common stock, representing the conversion value in excess of the principal amount of such notes, in privately negotiated transactions with certain holders of such 2025 Notes and 2027 Notes. Any remaining net proceeds from the offering of the Notes, if any, will be used for general corporate purposes, which may include the repayment of a portion of the amounts outstanding under Microchip’s revolving credit facility. There can be no assurance that the proposed offerings of the Notes will be completed or that any of the exchanges of 2025 Notes or 2027 Notes will be consummated. The closing of the offering of the Senior Secured Notes is not contingent upon the closing of the offering of Senior Notes and the closing of the Senior Notes is not contingent upon the closing of the offering of the Senior Secured Notes.

Both the Senior Secured Notes and the Senior Notes will be guaranteed on a joint and several basis by certain of Microchip’s subsidiaries (the “guarantors”) that guarantee obligations under Microchip’s term loan facility and revolving credit facility (collectively, the “senior credit facilities”) as well as our outstanding 3.922% Senior Secured Notes due 2021 and 4.333% Senior Secured Notes due 2023 (collectively, the “existing secured notes”).

The Senior Secured Notes and the related guarantees will be secured on a pari passu first lien basis with our senior credit facilities and our existing secured notes by the collateral that secures such obligations. The Senior Notes and the related guarantees will not be secured by any assets or properties of Microchip or the guarantors.

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Microchip Technology Incorporated 2355 West Chandler Blvd. Chandler, AZ 85224-6199    Main Office 480•792•7200

Microchip Technology Announces Offerings

of Senior Secured Notes and Senior Notes

The Notes will be sold only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States only to non-U.S. persons in accordance with Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these Notes, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Cautionary Statement:

The statements contained in this press release relating to the proposed offerings including the expected use of proceeds are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to: uncertainties related to equity and debt market conditions; the impact of the COVID-19 virus on the economy, our business and the business of our customers and suppliers; our balance of cash and investments and the level of cash flow from our business; our available borrowings under our credit agreement; our ability to control the level of operating expenses relative to our level of revenues; the costs and outcome of any current or future litigation, audit or investigation and general economic, industry or political conditions in the United States or internationally. For a detailed discussion of these and other risk factors, please refer to Microchip’s filings on Forms 10-K and 10-Q. You can obtain copies of Forms 10-K and 10-Q and other relevant documents for free at Microchip’s website (www.microchip.com) or the SEC’s website (www.sec.gov) or from commercial document retrieval services.

You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. Microchip does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.

The Microchip name and logo are registered trademarks of Microchip Technology Incorporated in the USA and other countries. All other trademarks mentioned herein are the property of their respective companies.

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